As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-185312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKET LEADER, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1982679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11332 NE 122nd Way, Suite 200

Kirkland, Washington 98034

(425) 952-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ian Morris

Chief Executive Officer and President

Market Leader, Inc.

11332 NE 122nd Way, Suite 200

Kirkland, Washington 98034

(425) 952-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric DeJong Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000	Gregg Eskenazi General Counsel Market Leader, Inc. 11332 NE 122nd Way, Suite 200 Kirkland, Washington 98034 (425) 952-5500

Approximate date of commencement of proposed sale to the public: Not applicable. This Amendment No. 1 relates to the deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-185312, of Market Leader, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2012 and became effective on December 17, 2012. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold (i) shares of common stock, $0.001 par value per share, (ii) shares of preferred stock, $0.001 par value per share, (iii) shares of convertible preferred stock, $0.001 par value per share, (iv) debt securities, (v) convertible debt securities, (vi) stock purchase contracts, (vii) stock purchase units and (viii) warrants.

On August 20, 2013, as contemplated by the Agreement and Plan of Merger, dated as of May 7, 2013, by and among the Company, Trulia, Inc., a Delaware corporation (“Trulia”), and Mariner Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Trulia (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Trulia. The Merger became effective on August 20, 2013 upon the filing of articles of merger with the Secretary of State of Washington (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of Company common stock pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that remain unsold at the termination of the offerings subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued and unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Post-Effective Amendment No. 1 on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on August 20, 2013.

MARKET LEADER, INC.

By:	/s/ Ian Morris
Name:	Ian Morris
Title:	Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the registration statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.